Exhibit 10.2

BRINKER INTERNATIONAL, INC.
EXECUTIVE SEVERANCE BENEFITS PLAN
AND
SUMMARY PLAN DESCRIPTION

Effective May 3, 2017

PURPOSE OF THE PLAN
The purpose of the Brinker International, Inc. Executive Severance Benefits Plan (“Plan”) is to provide severance pay benefits to eligible executive employees whose employment with Brinker International, Inc. (the “Company”) is terminated involuntarily under the conditions described below.
Except as otherwise provided by the Company in writing, this Plan (i) is the sole arrangement of the Company regarding severance-type benefits to eligible executives and (ii) replaces and supersedes all prior plans, programs, understandings and arrangements providing severance-type benefits to eligible executives.
This document contains the official text of the Plan and also serves as the summary plan description for the Plan.
ELIGIBLE EXECUTIVES
The benefits under this Plan are limited to executive employees who: (i) are at the level of Senior Vice President or higher and are part of the Senior Leadership Team (other than the Chief Executive Officer of the Company), (ii) have entered into a change in control severance agreement with the Company and (iii) are designated by the Compensation Committee of the Board of Directors of the Company (the “Committee”) to participate in the Plan.
Notwithstanding the foregoing, in no event will the following employees be eligible to participate in the Plan: (i) any employee who is eligible to participate in another plan or arrangement maintained by the Company or any of its affiliates which provides severance-type benefits (other than a change in control severance agreement) unless such other plan or arrangement provides that the employee will be eligible to receive benefits under this Plan and/or (ii) any employee who is covered by an employment contract unless the contract provides that the employee will be eligible to receive benefits under this Plan. In no event will the Chief Executive Officer of the Company be eligible to participate in this Plan.
INVOLUNTARY TERMINATION OF EMPLOYMENT

•	Involuntary Termination
An executive will be eligible for severance benefits under this Plan only if the Company, in its sole discretion, determines that the executive’s employment is being terminated involuntarily by the Company without Cause.
For purposes of the Plan, “Cause” means:

Exhibit 10.2

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An act of fraud, misappropriation or embezzlement by the executive in connection with the Company or a Related Company as determined by the affirmative vote of at least a majority of the Board of Directors of the Company (“Board”) or executive committee thereof;

■
Gross mismanagement or gross neglect of the executive’s duties to the Company or a Related Company and its policies, procedures or guidelines as determined by the affirmative vote of at least a majority of the Board or executive committee thereof; or

■	Conviction of the executive by a court of competent jurisdiction of a felony.
For purposes of the Plan, the term “Related Company” means any company during any period in which it is a “parent company” (as that term is defined in Section 424(e) of the Internal Revenue Code) with respect to the Company, or a “subsidiary corporation” (as that term is defined in Section 424(f) of the Internal Revenue Code) with respect to the Company.

¢	Termination of Employment Not Eligible for Severance Benefits
Unless the Company provides otherwise in writing, an executive will not be eligible for severance benefits if the Company, in its sole discretion, determines that the executive’s employment is terminated for any of the following reasons:

•	Resignation or other voluntary termination of employment.

•	Failure to return to work upon the expiration of an authorized leave of absence.

•	Death or disability.

•	Termination for Cause, as determined by the Company in its sole discretion.

•	Termination for gross misconduct or violation of company policy.

In addition, notwithstanding any provision of the Plan to the contrary, an executive will not be eligible to receive severance benefits under this Plan if the executive’s employment terminates or is terminated within two (2) years following a Change in Control and the executive is eligible to be paid severance benefits under a Change in Control severance agreement.

For purposes of this Plan, a “Change in Control” means a “Change in Control” as defined in the Company’s then current fiscal year Profit Sharing Plan, or if none or if there is no such plan:

◦	a sale, transfer or other conveyance of all or substantially all of the assets of the Company on a consolidated basis; or

◦
the acquisition of beneficial ownership (as such term is defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934 (“ Exchange Act”)) by any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than the Company, directly or indirectly, of securities representing 50% or more of the total number of votes that may be cast for the election of directors of the Company; or

◦
the failure at any annual or special meetings of the Company’s shareholders held during the three-year period following a “solicitation in opposition” as defined in Rule 14a-6 promulgated under the Exchange Act, of a majority of the persons nominated by the Company in the proxy material mailed to shareholders by the management of the Company to win election to seats on the Board (such majority calculated based upon the total number of persons Board divided by the total number of Board members of the Board as of the beginning of such three-year period), excluding only those

Exhibit 10.2

who die, retire voluntarily, are disabled or are otherwise disqualified in the interim between their nomination and the date of the meeting.

¢	Other Employment Offer
Unless the Company provides otherwise in writing, an executive will not be eligible to receive benefits under this Plan if the Company, in its sole discretion, determines that any of the following events has occurred:

•	The executive has been offered, but refused to accept, another suitable position with the Company or any of its subsidiaries or affiliates.

•
The executive's employment has been terminated in connection with a sale or transfer, merger, establishment of a joint venture, or other corporate transaction (unless such sale or transfer, merger, joint venture or corporate transaction constitutes a Change in Control), and such executive has been offered employment by the successor employer.

•	The executive’s employment is terminated in connection with the “outsourcing” of operational functions and he/she has been offered employment by the outsourcing vendor.
CONDITIONS FOR PAYMENT OF SEVERANCE BENEFITS
An executive who is involuntarily terminated will not receive severance benefits under this Plan unless the Company determines that the executive has satisfied all of the following conditions:

¢	Work Until Last Day Designated
The executive must continue to be actively at work through the last day of work designated by the Company, unless the executive is absent due to vacation, temporary layoff, or an approved absence from work (including leave under the Family and Medical Leave Act).

¢	Execution and Non-Revocation of Release
The executive

•	must execute a separation agreement and general release in the form, and within the time period, prescribed by the Company, and

•	must not revoke the separation agreement and general release before it becomes effective.

¢	Return of Company Property and Settlement of Expenses
On or before the executive’s last day of employment, the executive must return all company property in his or her possession or control and must settle satisfactorily all expenses owed to the Company and any of its subsidiaries or affiliates.

Exhibit 10.2

SEVERANCE BENEFITS

¢	Severance Pay and Benefits
The severance pay and benefits provided under the Plan are described in Appendix A. An eligible executive’s benefits under the Plan are determined based on his or her position with the Company as of the executive’s termination of employment.
RIGHT TO TERMINATE BENEFITS
Notwithstanding anything in this Plan to the contrary, in the event that the Company in its discretion determines that

•	an executive is reemployed by the Company or any of its subsidiaries, affiliates, or successors before the completion of the scheduled payment of severance pay, OR

•
the Company determines that an executive has breached any of the terms and conditions set forth in any agreement entered into by the executive as a condition to receiving benefits under this Plan, including, but not limited to, the separation agreement and general release, then the Company shall have the right to terminate the benefits payable under this Plan at any time.
ADMINISTRATION OF THE PLAN
The Committee shall serve as the Plan Administrator. The Plan Administrator shall have sole authority and discretion to administer and construe the terms of this Plan, subject to applicable requirements of law. Without limiting the generality of the foregoing, the Plan Administrator shall have complete discretionary authority to carry out the following powers and duties:

•	To make and enforce such rules and regulations as it deems necessary or proper for the efficient administration of the Plan;

•	To interpret the Plan, its interpretation thereof to be final and conclusive on all persons claiming benefits under the Plan;

•	To decide all questions, including without limitation, issues of fact, concerning the Plan, including the eligibility of any person to participate in, and receive benefits under, the Plan; and

•	To appoint such agents, counsel, accountants, consultants and other persons as may be required to assist in administering the Plan.
CLAIMS PROCEDURE
The Plan Administrator reviews and authorizes payment of severance benefits for those executives who qualify under the provisions of the Plan. No claim forms need be submitted. Questions regarding payment of the severance benefits should be directed to the Plan Administrator.
If an executive feels he or she is not receiving severance benefits which are due, the executive should file a written claim for the benefits with Plan Administrator. A decision on whether to grant or deny the claim will

Exhibit 10.2

be made within 90 days following receipt of the claim. If more than 90 days is required to render a decision, the executive will be notified in writing of the reasons for delay. In any event, however, a decision to grant or deny a claim will be made by not later than 180 days following the initial receipt of the claim.
If the claim is denied in whole or in part, the executive will receive a written explanation of the specific reasons for the denial, including a reference to the Plan provisions on which the denial is based.
If the executive wishes to appeal this denial, the executive may write within 60 days after receipt of the notification of denial. The claim will then be reviewed by the Board, and the executive will receive written notice of the final decision within 60 days after the request for review. If more than 60 days is required to render a decision, the executive will be notified in writing of the reasons for delay before the end of the initial 60 day period. In any event, however, the executive will receive a written notice of the final decision within 120 days after the request for review.
GENERAL RULES

¢	Right to Withhold Taxes
The Company shall withhold such amounts from payments under this Plan as it determines necessary to fulfill any federal, state, or local wage or compensation withholding requirements.

¢	No Right to Continued Employment
Neither the Plan nor any action taken with respect to it shall confer upon any person the right to continue in the employ of the Company or any of its subsidiaries or affiliates.

¢	Benefits Non-Assignable
Benefits under the Plan may not be anticipated, assigned or alienated.

¢	Unfunded Plan
The Company will make all payments under the Plan, and pay all expenses of the Plan, from its general assets. Nothing contained in this Plan shall give any eligible executive any right, title or interest in any property of the Company or any of its affiliates nor shall it create any trust relationship.

¢	Severability
The provisions of the Plan are severable. If any provision of the Plan is deemed legally or factually invalid or unenforceable to any extent or in any application, then the remainder of the provisions of the Plan, except to such extent or in such application, shall not be affected, and each and every provision of the Plan shall be valid and enforceable to the fullest extent and in the broadest application permitted by law.

¢	Section Headings
Section headings are used herein for convenience of reference only and shall not affect the meaning of any provision of this Plan.

¢	Section 409A

•	Although the Company does not guarantee the tax treatment of any payments or benefits under the Plan, the intent of the Company is that the payments and benefits under this Plan

Exhibit 10.2

be exempt from Section 409A of the Internal Revenue Code of 1986, as amended, and all Treasury Regulations and guidance promulgated thereunder (“Code Section 409A”) and to the maximum extent permitted the Plan shall be limited, construed and interpreted in accordance with such intent. In no event whatsoever shall the Company or its affiliates or their respective officers, directors, employees or agents be liable for any additional tax, interest or penalties that may be imposed on an executive by Code Section 409A or damages for failing to comply with Code Section 409A.

•
Notwithstanding the foregoing or any other provision of this Plan to the contrary, if at the time of an executive’s separation from service (as defined in Code Section 409A), the executive is a “Specified Employee”, then the Company will defer the payment or commencement of any nonqualified deferred compensation subject to Code Section 409A payable upon separation from service (without any reduction in such payments or benefits ultimately paid or provided to the executive) until the date that is six (6) months following separation from service or, if earlier, the earliest other date as is permitted under Code Section 409A (and any amounts that otherwise would have been paid during this deferral period will be paid in a lump sum on the day after the expiration of the six (6) month period or such shorter period, if applicable). An executive will be a “Specified Employee” for purposes of this Plan if, on the date of the executive’s separation from service, the executive is an individual who is, under the method of determination adopted by the Company designated as, or within the category of employees deemed to be, a “Specified Employee” within the meaning and in accordance with Treasury Regulation Section 1.409A-1(i). The Company shall determine in its sole discretion all matters relating to who is a “Specified Employee” and the application of and effects of the change in such determination.

•
Notwithstanding anything in this Plan or elsewhere to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Plan providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of the executive’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of termination for purposes of any such payment or benefits.

PLAN AMENDMENT AND TERMINATION
The Company has the power to amend, modify or terminate this Plan with respect to any executive at any time prior to such executive’s termination of employment by a writing executed by the Board.
Eligible executives do not have any vested right to severance pay or other benefits under this Plan.
GOVERNING LAWS AND TIME LIMIT FOR BEGINNING LEGAL ACTIONS
The provisions of the Plan shall be construed, administered and enforced according to applicable federal law and, where appropriate, the laws of the State of Texas without reference to its conflict of laws rules and without regard to any rule of any jurisdiction that would result in the application of the law of another jurisdiction.

Exhibit 10.2

The parties expressly consent that any action or proceeding relating to this Plan or any release or other agreement entered into with respect to this Plan will only be brought in the federal or state courts, as appropriate, located in the State of Texas and that any such action or proceeding be heard without jury, and the parties expressly waive the right to bring any such action in any other jurisdiction and have such action heard before a jury.
No action relating to this Plan or any release or other agreement entered into with respect to this Plan may be brought later than the first anniversary of earlier of termination of employment or other event giving rise to the claim.
STATEMENT OF ERISA RIGHTS
As a participant in this Plan you are entitled to certain rights and protections under the Employee Retirement Income Security Act of 1974 (ERISA). ERISA provides that all Plan participants shall be entitled to:

¢	Receive Information About Your Plan and Benefits
Examine, without charge, at the Plan Administrator's office and at other specified locations all documents governing the plan and a copy of the latest annual report (Form 5500 Series) required to be filed by the Plan with the U.S. Department of Labor and available at the Public Disclosure Room of the Employee Benefits Security Administration.
Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan and copies of the latest annual report (Form 5500 Series), if any required, and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.

¢	Prudent Actions by Plan Fiduciaries
In addition to creating rights for Plan participants ERISA imposes duties upon the people who are responsible for the operation of the Plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including your employer, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your rights under ERISA.

¢	Enforce Your Rights
If your claim for a severance benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules.
Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of Plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that Plan fiduciaries misuse the Plan's money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Exhibit 10.2

¢	Assistance with Your Questions
If you have any questions about your Plan, you should contact the Plan Administrator. If you have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N.W., Washington, D.C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.
ADDITIONAL INFORMATION

Plan Sponsor:	Brinker International, Inc. 6820 LBJ Freeway Dallas, Texas 75240 972-980-9917
Employer Identification Number (EIN):	75-1914582
Plan Name:	Brinker International, Inc. Executive Severance Benefits Plan
Type of Plan:	Welfare benefit plan - severance pay
Plan Year:	Calendar year
Plan Number:	[514]
Plan Administrator:	Compensation Committee of the Board of Directors of Brinker International, Inc. 6820 LBJ Freeway Dallas, Texas 75240 972-980-9917 Attention: ___________________________
Agent for Service of Legal Process:	Plan Administrator

Exhibit 10.2

Appendix A

Named Executive Officers

¢	Severance Pay for Named Executive Officers of the Company

•	Amount of Severance Pay and Benefits
The severance pay and benefits are as follows:

■	An amount equal to eighteen (18) months of executive’s then current base salary, payable in a lump sum within sixty (60) days after the date of executive’s termination; plus

■
An amount equal to the annual bonus for the year of termination under the applicable Brinker International, Inc. Profit Sharing Plan (“Annual Bonus Plan”) that the executive would have been eligible to earn based on actual Company performance if the executive had remained employed, payable in a lump sum in the Company’s fiscal year following the performance year in which the termination occurred, but in no event later than two and one half months following the end of such performance year; plus

■
Subject to (x) executive’s timely election of continuation coverage under COBRA, and (y) executive’s continued copayment of premiums at the same level and cost to executive as if executive were an active employee of the Company, continued payment by the Company of executive’s health insurance coverage during the eighteen (18) month period following the date of termination to the same extent that the Company paid for such coverage immediately prior to the date of termination, subject to the eligibility requirements and other terms and conditions of such insurance coverage.

The treatment of an executive’s outstanding equity awards, if any, upon termination will be determined in accordance with the applicable equity plan documents.

◆	Reduction of Severance Pay and Benefits
Unless the Company, in its sole discretion, provides otherwise in writing, the amount of severance pay payable to an eligible executive as determined above shall be reduced as follows:

•	Severance pay will be reduced by any outstanding debt owed by the executive to the Company or any of its affiliates, where permitted by law.

¢	Other Severance Benefits
The Company, in its sole discretion, and on a case-by-case basis, may pay other benefits to an executive who receives severance pay under this Plan upon termination of employment, including, but not limited to, additional severance pay, continued group health coverage, and outplacement services.

i

Exhibit 10.2

Brinker International, Inc. Executives
other than Named Executive Officers

¢	Severance Pay

◆	Amount of Severance Pay and Benefits for Brinker International, Inc. Leadership Team Members
The severance pay and benefits are as follows:

■	An amount equal to twelve (12) months of executive’s then current base salary, payable in a lump sum within sixty (60) days after the date of executive’s termination; plus

■
An amount equal to the annual bonus for the year of termination under the applicable Brinker International, Inc. Profit Sharing Plan (“Annual Bonus Plan”) that the executive would have been eligible to earn based on actual Company performance if the executive had remained employed, payable in a lump sum in the Company’s fiscal year following the performance year in which the termination occurred, but in no event later than two and one half months following the end of such performance year; plus

■
Subject to (x) executive’s timely election of continuation coverage under COBRA, and (y) executive’s continued copayment of premiums at the same level and cost to executive as if executive were an active employee of the Company, continued payment by the Company of executive’s health insurance coverage during the twelve (12) month period following the date of termination to the same extent that the Company paid for such coverage immediately prior to the date of termination, subject to the eligibility requirements and other terms and conditions of such insurance coverage.

The treatment of an executive’s outstanding equity awards, if any, upon termination will be determined in accordance with the applicable equity plan documents.

◆	Reduction of Severance Pay and Benefits
Unless the Company, in its sole discretion, provides otherwise in writing, the amount of severance pay payable to an eligible executive as determined above shall be reduced as follows:

•	Severance pay will be reduced by any outstanding debt owed by the executive to the Company or any of its affiliates, where permitted by law.

¢	Other Severance Benefits
The Company, in its sole discretion, and on a case-by-case basis, may pay other benefits to an executive who receives severance pay under this Plan upon termination of employment, including, but not limited to, additional severance pay, continued group health coverage, and outplacement services.

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